FOX SPORTS NET, LLC AND RELATED BUSINESSES
Report on the Combined Statements of Income for the fiscal years ended June 30, 2019, 2018, and 2017, Combined Balance Sheets as of June 30, 2019, and 2018, and Combined Statements of Equity and Cash Flows for the fiscal years ended June 30, 2019, 2018 and 2017

FOX SPORTS NET, LLC AND RELATED BUSINESSES
INDEX TO THE AUDITED COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors	2

Audited Combined Financial Statements

Combined Statements of Income for years ended June 30, 2019, 2018 and 2017	3
Combined Balance Sheets as of June 30, 2019 and 2018	4
Combined Statements of Equity for the fiscal years ended June 30, 2019, 2018 and 2017	5
Combined Statements of Cash Flows for the fiscal years ended June 30, 2019, 2018 and 2017	6
Notes to the Combined Financial Statements	7

Report of Independent Auditors

To the Management of Fox Sports Net, LLC:
We have audited the accompanying combined financial statements of Fox Regional Sports Networks and Related Businesses (the “Company”), which comprise the combined balance sheets as of June 30, 2019 and 2018, and the related combined statements of income, equity, and cash flows for each of the three years in the period ended June 30, 2019 and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at June 30, 2019 and 2018, and the combined results of its operations and its cash flows for each of the three years in the period ended June 30, 2019 in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
New York, New York
October 22, 2019

FOX SPORTS NET, LLC AND RELATED BUSINESSES
COMBINED STATEMENTS OF INCOME
(IN THOUSANDS)

		For the years ended June 30,
	2019	2018	2017
Revenue
Total revenue	$3,829,206	$3,702,732	$3,519,656

Expenses
Programming and production	(2,137,373)	(1,974,555)	(1,821,778)
Selling, general and administrative	(200,119)	(187,763)	(176,735)
Depreciation and amortization	(28,106)	(27,988)	(29,598)
Goodwill impairment loss	(79,280)	0	0
Other costs, net	(23,977)	(24,929)	(26,560)
Total expenses	(2,468,855)	(2,215,235)	(2,054,671)
Income before income tax expense	1,360,351	1,487,497	1,464,985
Income tax expense	(180,496)	(330,107)	(488,437)
Net income	$1,179,855	$1,157,390	$976,548
Less: Net income attributable to noncontrolling interests(a)	(114,385)	(106,762)	(99,816)
Net income attributable to Fox Sports Net, LLC and Related Businesses	$1,065,470	$1,050,628	$876,732

__________________ ____________________
(a) Net income attributable to noncontrolling interests ("NCI") includes $77,647, $76,106, and $92,513 for the fiscal year ended 2019, 2018 and 2017 respectively, relating to Redeemable noncontrolling interests ("RNCI"). Refer to Note 7 - Fair Value Measurements.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
COMBINED BALANCE SHEETS
(IN THOUSANDS)

	June 30,
	2019	2018
ASSETS
Current assets
Cash	$521,750	$67,994
Accounts receivable, net	643,164	642,644
Non-trade accounts receivable (Note 2)	58,671	3,684
Due from affiliates	42,855	77,227
Prepaid program rights	277,288	252,021
Prepaid expenses and other current assets	2,314	2,157
Total current assets	1,546,042	1,045,727

Non-current assets
Property, plant and equipment, net (Note 3)	20,818	23,595
Long-term prepaid program rights	1,280,737	1,157,462
Intangible assets, net (Note 4)	149,003	166,685
Goodwill (Note 4)	2,602,212	2,681,492
Other assets	16,971	16,585
Total assets	$5,615,783	$5,091,546

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$4,739	$4,387
Non-trade accounts payable	1,068	426
Due to affiliates	104,095	78,915
Accrued expenses and other current liabilities (Note 11)	296,577	81,030
Income taxes payable	125,105	321,628
Short-term related-party debt (Note 8)	29,690	0
Total current liabilities	561,274	486,386

Non-current liabilities
Deferred tax liability, net	101,502	120,136
Other liabilities (Note 11)	360,694	461,254

Redeemable noncontrolling interest (Note 7)	748,134	489,434
Commitments and contingencies (Note 10)

Equity:
Net parent investment	3,775,406	3,461,639
Noncontrolling interests	68,773	72,697
Total equity	3,844,179	3,534,336
Total liabilities and equity	$5,615,783	$5,091,546

FOX SPORTS NET, LLC AND RELATED BUSINESSES
COMBINED STATEMENTS OF EQUITY
(IN THOUSANDS)

	Net
	Parent	Noncontrolling	Total
	Investment	Interests(a)	Equity
Balance at July 1, 2016	$4,015,286	$77,775	$4,093,061
Net income	876,732	7,303	884,035
Net transfers to TFCF/TWDC	(1,381,707)	0	(1,381,707)
Net transfers to noncontrolling interests	0	(9,733)	(9,733)
RNCI fair value adjustments	(27,745)	0	(27,745)
Balance at June 30, 2017	$3,482,566	$75,345	$3,557,911

Net income	1,050,628	30,656	1,081,284
Net transfers to TFCF/TWDC	(998,517)	0	(998,517)
Net transfers to noncontrolling interests	0	(33,304)	(33,304)
RNCI fair value adjustments	(73,038)	0	(73,038)
Balance at June 30, 2018	$3,461,639	$72,697	$3,534,336

Net income	1,065,470	36,738	1,102,208
Net transfers to TFCF/TWDC	(335,750)	0	(335,750)
Net transfers to noncontrolling interests	0	(1,134)	(1,134)
RNCI fair value adjustments	(415,953)	0	(415,953)
Reclass of Fox Sports Sun LLC NCI to RNCI	0	(39,528)	(39,528)
Balance at June 30, 2019	$3,775,406	$68,773	$3,844,179
__________________________________
(a) Excludes Redeemable noncontrolling interests which are reflected in temporary equity (See Note 7 – Fair Value Measurements under the heading "Redeemable noncontrolling interests")

FOX SPORTS NET, LLC AND RELATED BUSINESSES
COMBINED STATEMENTS OF CASH FLOW
(IN THOUSANDS)

	For the Fiscal year ended June 30,
	2019	2018	2017
OPERATING ACTIVITIES
Net income before allocations to noncontrolling interests	$1,179,855	$1,157,390	$976,548
Adjustments to reconcile net income before allocation to noncontrolling interests to net cash provided by operating activities
Depreciation and amortization	28,106	27,988	29,598
Goodwill impairment loss	79,280	0	0
Amortization of prepaid program rights	1,790,963	1,642,066	1,503,933
Additions to prepaid program rights	(1,848,764)	(1,558,172)	(1,459,146)
Deferred tax provision (benefit)	2,931	(47,680)	27,504
Changes in operating assets and liabilities
Accounts receivable	(520)	6,285	(20,961)
Non-trade accounts receivable	(54,987)	(3,215)	(334)
Due from affiliates	34,372	(19,122)	(60)
Prepaid expenses	(157)	14,760	(9,534)
Other assets	(386)	(250)	(4,194)
Accounts payable	352	(325)	1,147
Non-trade accounts payable	642	130	112
Due to affiliates	25,180	14,700	2,353
Accrued expenses and other current liabilities	223,208	(53,874)	16,402
Income taxes payable	(196,523)	(79,294)	400,922
Other liabilities	(157,376)	51,182	22,785
Net cash provided by operating activities	1,106,176	1,152,569	1,487,075
INVESTING ACTIVITIES
Purchase of property and equipment	(7,647)	(6,516)	(7,768)
Net cash used in investing activities	(7,647)	(6,516)	(7,768)
FINANCING ACTIVITIES
Related-party debt borrowings	200,000	0	0
Related-party debt repayments	(170,310)	0	0
Net transfers to TFCF/TWDC	(357,315)	(1,021,905)	(1,381,707)
Net transfers to noncontrolling interests	(317,148)	(126,443)	(97,848)
Net cash used in financing activities	(644,773)	(1,148,348)	(1,479,555)

Net increase (decrease) in cash	453,756	(2,295)	(248)

Cash, beginning of year	67,994	70,289	70,537
Cash, end of period	$521,750	$67,994	$70,289

Supplemental cash flow information
Cash paid for income taxes	$1,478	$2,013	$4,401

The accompanying notes are an integral part of these Audited Combined Financial Statements.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Fox Sports Net, LLC (the "Company," or "FSN"), formerly an indirect wholly-owned subsidiary of TFCF Corporation (formerly known as Twenty-First Century Fox, Inc.) (“TFCF”), owned and operated, among other assets, 21 Regional Sports Networks ("RSNs" or "RSN" in the singular) of the 22 RSNs owned by TFCF throughout the United States. On March 20, 2019, The Walt Disney Company (“TWDC”) acquired the outstanding capital stock of Twenty-First Century Fox, Inc. (the "Merger"). Immediately prior to the consummation of the Merger, TFCF transferred a portfolio of its news, sports, and broadcast businesses into a newly formed subsidiary of TFCF (“New Fox”) and retained all assets and liabilities not transferred to New Fox, including the Company. As part of getting approval for the Merger from the U.S. Department of Justice (the “DOJ”), TWDC entered a consent decree requiring it to sell the 22 RSNs owned by TFCF and certain Related Businesses as defined below.

On August 23, 2019, Diamond Sports Group, LLC (“Diamond”), a subsidiary of Sinclair Broadcast Group, Inc. (“Sinclair”) acquired from TWDC the Company and certain of its subsidiaries that own 21 RSNs and the Related Businesses which are included within these combined financial statements. Listed below are the subsidiaries of the Company that own direct controlling interests in the 21 RSNs acquired by Sinclair:

Entity Name	Date of Formation	Owns and Operates
Fox Sports Net Arizona, L.P.	May 17, 1996	Fox Sports Arizona
Fox Sports Net Detroit, LLC	July 25, 1997	Fox Sports Detroit
Fox Sports Net Florida, Inc.	June 30, 2005	Fox Sports Florida
Fox Sports Net North, LLC	March 15, 2000	Fox Sports North Fox Sports Wisconsin
Fox Sports Net Ohio, LLC	June 30, 2005	Fox Sports Ohio (including Fox Sports Net Cincinnati, LLC)
Fastball Sports Productions, LLC	December 2, 2005	SportsTime Ohio
RSNCO, LLC	April 27, 2012	Fox Sports San Diego
SportSouth Network, LLC	August 14, 1990	Fox Sports South Fox Sports Carolinas Fox Sports Tennessee
SportSouth Network II, LLC	December 28, 2006	Fox Sports Southeast
ARC Holding, Ltd.	April 26, 1994 (Southwest Division) and January 13, 2014 (Midwest Division)	Southwest Division: Fox Sports Southwest Fox Sports New Orleans Fox Sports Oklahoma Midwest Division: Fox Sports Midwest (including Fox Sports Net St. Louis, LLC) Fox Sports Kansas City Fox Sports Indiana
Sunshine Holdco Corporation	December 14, 2018	Fox Sports Sun
Fox Sports Net West, LLC	July 3, 2000	Fox Sports West
Fox Sports Net West 2, LLC	December 12, 1997	Prime Ticket

These RSNs own the exclusive rights to air, among other sporting events, the games of 42 professional sports teams, reaching approximately 76 million subscribers (as of June 30, 2019) under affiliation agreements with multichannel video program distributors (“MVPDs”).

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

In addition to the RSNs, TWDC also indirectly owns the following subsidiaries that operate ancillary businesses and provide supporting services for the FSN entities (“Related Businesses”) and the Related Businesses are included in these Combined Financial Statements:

Entity Name	Date of Formation
National Sports Programming	December 18, 1997
Fox College Sports, Inc.	June 26, 2001
Regional Management (a division of Fox Sports Net, Inc.)	April 11, 1996

Certain of the Company subsidiaries listed above have minority owners that are not the Company or its subsidiaries. Accordingly, the third-party owners are entitled to their respective share of the earnings or losses of such entities. The Company subsidiaries listed above that have third-party owners other than the Company or its subsidiaries are as follows:

Legal Name	% Noncontrolling Interest Owned by Third Party		% Redeemable Noncontrolling Interest Owned by Third Party
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Fox Sports Net Arizona L.P.	-	-	- (a)	30%
Fox Sports Net St. Louis LLC	30%	30%	- (b)	10%
Fox Sports Net West, LLC	-	-	30%	30%
Fox Sports Net Ohio, LLC	20%	20%	- (b)	13%
Sunshine Holdco Corporation	-	-	18% (c)	-
(a)    Fox Sports Net Arizona L.P. acquired the third-party ownership share in May 2019. See Note 7 – Fair Value Measurements.
(b)    Third party owners exercised put options on redeemable noncontrolling interests. See Note 7 – Fair Value Measurements.
(c)    Sunshine Holdco Corporation transferred a third-party ownership interest in January 2019. See Note 7 – Fair Value Measurements.

The accompanying Combined Financial Statements reflect noncontrolling interests and redeemable noncontrolling interests for these third-party owners. See Note 7 - Fair Value Measurements for discussion of the redeemable noncontrolling interests.

In 2012, the Company obtained a preferred interest in the parent of RSNCO, LLC, SoCal SportsNet, LLC, and entered into a funding, services and limited liability agreement with RSNCO, LLC for long-term telecast rights. As part of the agreement, the Company manages RSNCO and appoints four out of five managers on RSNCOs Board of Managers. The Company was obligated to provide $45.0 million in funding to assist RSNCO’s operations. After the funding is repaid, SoCal SportsNet, LLC will be entitled to 20% of RSNCO’s profits consistent with the terms of the funding agreement. As of June 30, 2019, the outstanding funding balance was $39.0 million and accordingly no distributions have been made to SoCal SportsNet, LLC. The funding, an intercompany activity, is eliminated in combination on the combined balance sheet.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

TWDC has accounted for the Merger of TFCF assets by applying the acquisition method of accounting. The objective of the acquisition method is to establish a new accounting basis for the acquisition and requires the acquirer, TWDC, to recognize and measure the acquiree’s assets and liabilities at fair value as of the acquisition date. However, these financial statements continue to be recorded at historical cost since TWDC did not elect pushdown accounting for the FSN financial statements in accordance with Accounting Standards Codification (“ASC”) 805-50-25-8.

The Combined Financial Statements were prepared on a standalone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and have been derived from the consolidated financial statements and accounting records of TWDC subsequent to the Merger and TFCF prior to the Merger. In the opinion of management, all adjustments consisting

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

only of normal recurring adjustments necessary for a fair presentation have been reflected in these Combined Financial Statements. The Combined Financial Statements include all revenues, costs, assets and liabilities directly attributable to the Company.

Transactions with other subsidiaries of TWDC and affiliated entities have been identified as transactions between related parties and are disclosed in Note 8 – Related‐Party Transactions.

The preparation of the Company’s Combined Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Combined Financial Statements and accompanying disclosures. Actual results may differ from those estimates.

Principles of combination

As the various entities that constitute the Company were commonly controlled and managed by TFCF and TWDC during the periods presented, their historical results of operations, financial position and cash flows are combined in these Combined Financial Statements. All significant intercompany and intracompany transactions and accounts have been eliminated in combination.

Cash

Historically and prior to the Merger, for all FSN entities wholly‐owned by TFCF, cash was centrally managed by TFCF’s treasury function. On a daily basis, these FSN entities’ cash balances were swept to a centralized cash pool that was maintained, operated and legally owned by TFCF. This activity was reflected within Net transfers to TFCF/TWDC on the Audited Combined Statements of Equity. As such, the cash balance in the Combined Balance Sheets consists of cash on hand for only FSN entities that are not wholly-owned as of June 30, 2018.

After the Merger, the activity for all wholly-owned FSN entities by TWDC are managed by the Company. The cash balance in the Combined Balance Sheets consists of cash on hand for all RSNs as of June 30, 2019.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation of property and equipment, excluding leasehold improvements, is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining life of the lease or the useful life of the leasehold improvement.

Accounts receivable and related allowance

Accounts receivable are stated at net realizable value. The Company’s policy is to determine its allowance for doubtful accounts based upon its assessment of various factors. The Company considers the age of the Accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay to determine the level of allowance required. The Company’s allowance for doubtful accounts balance was $3.4 million and $0.4 million as of June 30, 2019 and June 30, 2018, respectively.

Non-trade accounts receivable

Prior to the Merger, certain entities within TFCF would collect cash payments on behalf of the Company and would either distribute those payments to the Company or account for them as reductions in net parent investments. These entities were transferred to New Fox immediately prior to the consummation of the Merger.

After the Merger, such entities continue to collect the affiliate cash on behalf of the Company. The amounts due to the Company are reflected in Non-trade accounts receivable.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

Revenue recognition

The following table sets forth the Company’s revenues by type for the fiscal years ended June 30, 2019, 2018, and 2017, as well as the relative percent of each revenue type to total revenue:

	For the fiscal year ended June 30,
	2019		2018		2017
	(in thousands except %)
Affiliate fee revenue, net	$3,464,787	90.5%	$3,343,392	90.3%	$3,142,995	89.3%
Advertising revenue, net	336,190	8.8%	337,660	9.1%	353,965	10.1%
Content and other	28,229	0.7%	21,680	0.6%	22,696	0.6%
Total revenue	$3,829,206		$3,702,732		$3,519,656

Revenue is recognized when control of the promised goods or services is transferred to the Company’s customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

Five customers account for approximately 68%, 71% and 74% of total revenue for the fiscal years ended June 30, 2019, 2018 and 2017, respectively. These five customers also account for approximately 72% and 71% of Accounts receivable, net, as of June 30, 2019 and 2018, respectively.

Affiliate fee revenue, net

The Company generates affiliate fee revenue from affiliate agreements with MVPDs for cable network programming. Affiliate fee revenue is recognized at a point in time when the network programming is made available to the customer. Affiliate fees are calculated based on the number of the affiliate’s subscribers, and revenues are recognized based on the contractual rate multiplied by the estimated number of subscribers each period. Affiliate contracts are generally multi‐year contracts with payments due monthly. The Company classifies the amortization of cable distribution investments (capitalized fees paid to MVPDs to facilitate carriage of a cable network) against affiliate fee revenue in accordance with ASC 606‐10‐32‐25 through 27, “Revenue Recognition – Consideration Payable to a Customer.” The Company defers the cable distribution investments and amortizes the amounts on a straight‐line basis over the contract period.

Advertising revenue, net

The Company generates advertising revenue from sales of commercial time within the Company’s network programming to be aired by television networks and cable channels and various digital properties. Advertising revenue, net of agency commissions, is recognized as the commercials are aired. Advertising contracts, which are generally short‐term, are billed monthly for the spots aired during the month, with payments due shortly after the invoice date.

Prepaid program rights

The Company has rights agreements covering the broadcast of regular season games that expire on various dates during the fiscal years ended 2019 through 2035. A prepaid asset is recorded for the rights acquired to broadcast future games or events over a specified season upon payment of the contracted fee. The assets recorded for the rights acquired are classified as current or non‐current based on the period when the games are expected to be aired. The program rights for a specified season are amortized over that season on a straight‐line basis under the contractual cash flows method which provides for a reasonable basis to match program rights amortization expense with revenues over the contract term. Assets are recorded for any program rights that have been prepaid. Liabilities are recorded for any program rights obligations that have been incurred for a given season but not yet paid at period end. Recorded programming assets are held at the lower of unamortized cost or estimated net realizable value.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

Goodwill and identifiable intangible assets

The Company’s identifiable intangible assets include MVPD affiliate agreements, advertiser relationships, and tradenames/trademarks. Intangible assets acquired in business combinations are recorded at their estimated fair value at the date of acquisition. Goodwill represents a portion, allocated to the Company, of the excess consideration that TFCF had paid over the estimated fair values assigned to the tangible and identifiable intangible net assets arising from two transactions: (i) TFCF’s July 1999 acquisition of a controlling interest in Fox/Liberty Networks, LLC, which owned, among other networks, the FSN entities and (ii) TFCF’s March 2005 acquisition of the noncontrolling interests in Fox Entertainment Group, Inc., a majority-owned subsidiary that held ownership interests in all of TFCF’s filmed entertainment, television broadcasting and cable network programming businesses, which included the FSN entities. In addition, FSN entities’ specific goodwill was recorded from various acquisitions. In accordance with ASC 350, “Intangibles – Goodwill and Other” (“ASC 350”), the Company’s goodwill is tested annually for impairment, or earlier, if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount.

The Company’s goodwill impairment reviews are determined by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired. If the carrying amount of a reporting unit exceeds its fair value, then the amount of that excess is recognized as an impairment charge and the carrying amount of the reporting unit’s goodwill is reduced by that amount. During the fiscal year ended June 30, 2019, the Company recognized impairment charges to goodwill of approximately $79.3 million. See Recent Accounting Pronouncements, Note 4 – Goodwill and Intangible Assets, Net and Note 7 – Fair Value Measurement.

Impairment of long-lived assets

The Company reviews its long-lived assets (asset groups) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (asset group) may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset (asset group) and its eventual disposition is less than its carrying amount. No impairment charge was identified for the periods presented.

Equity‐based compensation

Certain of the employees historically attributable to the Company’s operations have historically participated in TFCF’s equity‐based compensation plans. Equity‐based compensation expense has been allocated to the Company by TFCF based on the awards and terms previously granted to such employees. Up until the Merger on March 20, 2019, the Company continued to participate in TFCF’s equity‐based compensation plans and recorded equity‐based compensation expense based on the equity‐based awards granted to such employees. As part of the Merger, the Company employee’s equity-based compensation plans were converted to shares under the TWDC long term incentive program. The Company accounts for share-based payments in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). ASC 718 requires that the cost resulting from all share‐based payment transactions be recognized in the Combined Financial Statements.

ASC 718 establishes fair value as the measurement objective in accounting for share‐based payment arrangements and requires all companies to apply a fair value‐based measurement method in accounting for generally all share‐based payment transactions with employees. See Note 6 – Equity‐Based Compensation.

Advertising expenses

The Company expenses advertising costs as incurred in accordance with ASC 720‐35, “Other Expenses‐ Advertising Cost”. The Company incurred advertising expenses totaling $14.7 million, $14.0 million and $13.5 million for the fiscal years ended June 30, 2019, 2018 and 2017, respectively. These expenses are included in Programming and production in the accompanying Combined Statements of Income.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

Income taxes
ASC 740, “Income Taxes” (“ASC 740”) requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The income tax expense/benefit in the Combined Statements of Income and Comprehensive Income is calculated on a separate tax return basis as if an entity was operating as a standalone business for those entities subject to income tax. Cash tax payments and items of current and deferred taxes may not reflect the actual tax balances of the entities subject to income taxes.
The Company has reflected adjustments to current tax expense as a capital contribution from parent.

U.S. Tax Reform
On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering U.S. corporate income tax rates. Since the Company has a June 30 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 28% for fiscal 2018, and 21% for subsequent fiscal years.
The SEC has issued guidance that would allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related tax impacts. As of June 30, 2019, the Company has completed its analysis of the accounting for all the tax effects of the Tax Act. For fiscal 2018, the Company recorded an income tax benefit of $75.6 million to adjust its net deferred tax liability position in accordance with the Tax Act. The adjustment represents the recalculation of the net deferred tax liability to reflect the new federal statutory rate of 21%. The net deferred tax liability represents future tax obligations, primarily related to basis differences and sports rights contracts. Prior to the Tax Act, deferred tax liabilities were recorded at the federal statutory rate of 35%.

Concentrations of credit risk

Cash is maintained with several financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.

Recent accounting pronouncements

Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014‐09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014‐09”). The core principle of ASU 2014‐09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014‐09 requires additional disclosure around the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the requirements of ASU 2014‐09 as of July 1, 2018 utilizing the modified retrospective method of transition. The impact to the Company’s Combined Financial Statements after adoption is not material.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments” (“ASU 2016-15”). ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the Combined Statements of Cash Flows. The Company adopted the standard effective July 1, 2018. The impact to the Company’s Combined Financial Statements after adoption is not material.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

In January 2017, the FASB issued ASU 2017‐04, “Intangibles–Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017‐04”). The objective of ASU 2017‐04 is to simplify how an entity is required to test goodwill for impairment. Under the amendments in ASU 2017‐04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The Company adopted the standard effective July 1, 2018. See Note 4 – Goodwill and Intangible Assets, Net for the impact on the Company’s Combined Financial Statements.

Issued

In February 2016, the FASB issued ASU 2016‐02, “Leases (Topic 842)” (“ASU 2016‐02”). ASU 2016‐02 requires recognition of lease assets and liabilities on the Combined Balance Sheets and disclosure of key information about leasing arrangements. ASU 2016-02 will be effective for the Company for annual and interim reporting periods beginning July 1, 2020. The Company is in the process of quantifying the impact of adopting ASU 2016‐02.

NOTE 3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of June 30, 2019 and 2018 consist of the following:

	Estimated Useful Life	As of June 30,
		2019	2018
		(in thousands)
Computer equipment	3 years	$2,336	$1,706
Operating equipment	3 years	74,741	72,383
Furniture and fixtures	5 years	2,848	2,576
Leashehold improvements	5 years	19,922	19,015
Construction in progress		37	481
Total Property and equipment		99,884	96,161
Less: Accumulated depreciation		(79,066)	(72,566)
Total Property and equipment, net		$20,818	$23,595

Depreciation expense related to property and equipment was $10.4 million, $10.3 million and $11.9 million for the fiscal years ended June 30, 2019, 2018 and 2017, respectively.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 4. GOODWILL AND INTANGIBLE ASSETS, NET

The Combined Balance Sheets include all of the goodwill directly attributable to the Company from TFCF. Goodwill has remained unchanged since the fiscal years ended June 30, 2014 until June 30, 2019. The Company’s goodwill impairment reviews are determined by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not impaired. If the carrying amount of a reporting unit exceeds its fair value, then the amount of that excess is recognized as an impairment charge and the carrying amount of the reporting unit’s goodwill is reduced by that amount. Because the Company operates in a single segment, the Company’s reporting units were determined to be the subsidiaries listed in the table in Note 1 (except for ARC Holding Ltd. which has 2 separate reporting units) that were assigned acquisition-specific goodwill as part of the preparation of these carve-out financial statements. In May 2019, TWDC and Sinclair entered into an agreement to sell the Company to Sinclair for $9.6 billion, subject to certain adjustments (the “Sinclair Sale Price”). See Note 12 – Subsequent Events. Because the Sinclair Sale Price was significantly lower than the estimated fair value of the Company used in its most recent annual impairment reviews, the Company performed an interim impairment review of its goodwill as of March 31, 2019 and its annual impairment test as of June 30, 2019.
In performing its goodwill impairment analysis, the Company used a combination of market and income approaches to determine the fair value of its reporting units.  For certain entities with noncontrolling interests, the company utilized recent transactions to measure fair value of the reporting units, whereas a present value technique (discounted cash flows) was used when no recent transactions had occurred.  For wholly owned entities, the company allocated the Sinclair Sale Price to determine each reporting unit’s relative fair value. As a result, the company recognized impairment charges of $63.2 million, $3.4 million and $12.7 million to the goodwill of Fastball Sports Productions, LLC., Fox Sports Net Ohio, LLC, and Fox Sports Net West 2, LLC, respectively.
During the fiscal year ended June 30, 2018, the Company determined that the goodwill included in the Combined Balance Sheet as of June 30, 2018 was not impaired.

Intangible assets with finite lives are generally amortized over their estimated useful lives. The Company’s finite-lived intangible assets include MVPD affiliate agreements, advertiser relationships, and Fastball Sports Productions, LLC’s tradename/trademark.

The changes in the carrying values of the Company’s intangible assets and related accumulated amortization were as follows:

		As of June 30,
	Weighted Average Useful Life (in years)	2019			2018
		(in thousands)
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Intangible Assets

MVPD affiliate agreements	20	$326,640	$(182,995)	$143,645	$326,640	$ (167,058)	$159,582
Advertiser relationships	6 - 8	3,000	(2,437)	563	3,000	(2,062)	938
Tradenames/Trademarks (a)	10	13,700	(8,905)	4,795	13,700	(7,535)	6,165
Total Intangible assets		$343,340	$(194,337)	$149,003	$343,340	$ (176,655)	$166,685

(a) Fastball Sports Productions, LLC's tradename/trademark is amortized over 10 years.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

Amortization expense related to intangible assets was $17.7 million for each of the fiscal years ended June 30, 2019, 2018 and 2017, respectively. Based on the current balance of finite-lived intangible assets, the estimated amortization expense for each of the succeeding five fiscal years is as follows:

	For the years ended June 30
	2020	2021	2022	2023	2024
	( in thousands)
Estimated amortization expense	$17,682	$17,495	$17,307	$16,622	$15,937

NOTE 5. PENSION AND OTHER POSTRETIREMENT BENEFITS

Prior to the Merger, the Company’s employees participated in various TFCF pension, savings and postretirement benefit plans. The major pension plans and postretirement benefit plans are closed to new participants. The plans include both defined benefit pension plans and employee non‐contributory and employee contributory accumulation plans covering all eligible employees.

Certain of the Company’s U.S. employees participate in defined benefit pension and postretirement plans sponsored by TFCF (“Shared Plans”), which include participants of other TFCF subsidiaries. The Company accounts for the Shared Plans as multiemployer benefit plans. Accordingly, the Company did not record an asset or liability to recognize the funded status of the Shared Plans. After the Merger, various employees of the Company participated in the TWDC pension and postretirement medical plans. The related pension expenses allocated to the Company are based primarily on pensionable compensation of participants. The related pension expenses allocated to the Company are $1.2 million, $1.4 million and $1.6 million for the fiscal years ended June 30, 2019, 2018 and 2017, respectively, and are recorded in Selling, general and administrative expense within the Combined Statements of Income.

NOTE 6. EQUITY‐BASED COMPENSATION

Prior to the consummation of the Merger with TWDC, certain of the Company’s employees participated in TFCF’s equity plans and received equity awards of TFCF stock. The equity‐based compensation expense recorded by the Company, in the periods presented up to the Merger, includes the expense associated with the employees of the Company based on awards and terms previously granted under TFCF’s plans, as well as the expense associated with the allocation of equity‐based compensation expense for corporate employees.

As part of the Merger, certain of the Company employees are now participants in equity-based compensation plans of TWDC. Pursuant to the Merger Agreement, each share of TFCF common stock, par value $0.01 per share issued and outstanding immediately prior to the Merger was exchanged for 0.4517 shares of common stock, par value $0.01 per share, of TWDC common stock under the TWDC long term incentive plan.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

The equity-based awards granted by TFCF to the Company’s employees consisted of the following:

For the fiscal year ended June 30, 2019

	Fiscal 2019
	Number of shares	Weighted average grant-date fair value
PSUs and RSUs
Unvested units at beginning of the year	263,384	$ 27.09
Granted	43,770	46.33
Vested (a)	(160,288)	26.17
Cancelled (b)	(16,496)	29.79
Unvested units prior to Merger	130,370	$ 34.21
Dividend equivalent units	1,474	N/A
Outstanding pre-conversion units	131,844	$ 34.21
Converted TWDC units at merger date	59,554	$ 110.00
Granted post-merger	-	-
Vested post-merger	-	-
Cancelled post-merger	-	-
Unvested units at the end of the year (c)	59,554	$ 110.00

(a) As part of the merger deal terms, TFCF units granted in 2017 were subject to accelerated vesting which included 102.1 thousand units related to the employees of FSN. TWDC incurred the expense and recorded the accelerated vesting of these TFCF awards as a restructuring charge with no push down to FSN.

(b) Includes approximately 4,000 shares which were converted into approximately 1,100 shares of New Fox Restricted Stock Units held by employees of the Company.
(c) The intrinsic value of unvested target performance stock units ("PSUs") and restricted stock units ("RSUs") held by the Company's employees as of June 30, 2019 was approximately $8.3 million.

For the fiscal years ended June 2018 and 2017

	Fiscal 2018		Fiscal 2017
	Number of shares	Weighted average grant-date fair value	Number of shares	Weighted average grant-date fair value
PSUs and RSUs
Unvested units at beginning of the year	186,239	$27.03	133,017	$32.15
Granted	112,832	29.93	92,342	23.69
Vested	(26,047)	35.70	(25,031)	36.56
Cancelled	(9,640)	35.70	(14,089)	36.56
Unvested units at the end of the year	263,384	$27.09	186,239	$27.03

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes the Company’s equity‐based compensation expense:

	For the year ended June 30,
	2019	2018	2017
	(in thousands)
Equity-based compensation- direct	$2,638	$2,595	$1,532
Equity-based compensation- allocated (a)	8,930	12,090	5,490
Total Equity based compensation	$11,568	$14,685	$7,022
Intrinsic value of all settled equity-based awards (b)	$2,647	$735	$651
Tax benefit on vested equity-based awards (b)	$629	$214	$233
___________________________________
(a) Includes allocated expenses for both executive directors and corporate executives of TFCF, allocated using a proportional allocation driver, which management has deemed to be reasonable.

(b) Intrinsic value of all settled equity-based awards and Tax benefit on vested-equity awards for 2019 do not include the effect of accelerated awards granted in 2017, 102.1 thousand units, that were fully recognized by TWDC as a result of the Merger.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 7. FAIR VALUE MEASUREMENTS

The Company provides enhanced disclosures about financial instruments that are measured and reported at fair value and established a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. The three levels of the fair value hierarchy are described below:

Level 1	Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2
Valuations based on observable inputs other than Level 1 prices such as quoted prices of similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3	Valuations based on unobservable inputs that are significant to the fair value of the assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The Company’s assets, liabilities, and equity measured at fair value are summarized in the following tables by fair value measurement level.

	As of June 30, 2019
	Level 1	Level 2	Level 3
	(in thousands)
Measured at fair value on a recurring basis:
Redeemable non-controlling interests	$—	$—	$(748,134)
Other liabilities (profit participation interest)	—	—	(51,816)

Measured at fair value on a non-recurring basis:
Goodwill held by Fastball Sports Productions, LLC, Fox Sports Net Ohio, LLC and Fox Sports Net West 2, LLC	—	—	667,061
Total	$—	$—	$(132,889)

	As of June 30, 2018
	Level 1	Level 2	Level 3
	(in thousands)
Measured at fair value on a recurring basis:
Redeemable non-controlling interests	$—	$—	$(489,434)
Other liabilities (profit participation interest)	—	—	(54,713)
Total	$—	$—	$(544,147)

The Company’s assets measured at fair value on a nonrecurring basis include long‐lived assets, indefinite‐lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually for indefinite‐lived intangible assets and goodwill. As of June 30, 2019, the Company recognized an impairment charge to the recorded goodwill of Fastball Sports Productions, LLC, Fox Sports Net Ohio, LLC, and Fox Sports Net West 2, LLC (See Note 4 - Goodwill and Intangible Assets, net). The resulting fair value measurements of the goodwill of Fastball Sports Productions, LLC, Fox Sports Net Ohio, LLC, and Fox Sports Net West 2, LLC are considered to be Level 3 measurements.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

The Company’s other financial instruments, including Cash, Accounts receivable, and Accounts payable are carried at cost, which approximates fair value based on the short‐term nature of these instruments.

Profit Participation Interest

The Company records its profit participation interest related to the acquisition of Fastball Sports Productions, LLC (“STO”) at fair value on a recurring basis. The profit participation interest, is further discussed in Note 11 – Additional Financial Information.

Significant unobservable inputs used in the fair value measurement of the Company’s profit participation interest are operating income before depreciation and amortization (“OIBDA”) projections (generally within a 1% ‐ 3% average growth rate range, where applicable) and discount rates (generally within an 8% ‐ 10% range, where applicable). Significant increases (decreases) in growth rates and multiples, assuming no changes in discount rates, would generally result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in discount rates, assuming no changes in growth rates and multiples, would result in a significantly (lower) higher fair value measurement.

The changes in the profit participation interest classified as Level 3 measurements were as follows:

	For the fiscal year ended June 30,
	2019	2018	2017
	(in thousands)
Beginning of year	$54,713	$54,845	$55,722
Payments	(7,000)	(8,478)	(6,124)
Measurement adjustments	4,103	8,346	5,247
End of period	$51,816	$54,713	$54,845

Redeemable noncontrolling interests

The Company accounts for redeemable noncontrolling interests in accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), because their exercise is outside of the control of the Company. The redeemable noncontrolling interests recorded at fair value, and assessed annually, reflect put arrangements held by third-party owners Queens City Reds Media Company LLC in Fox Sports Net Cincinnati, LLC (“Cincinnati”), Tampa Bay Rays Baseball, LLC in Fox Sports Sun (“Sun”), Clark Street Productions LLC in Fox Sports Net St. Louis LLC (“St. Louis”), AZ Baseball Media Limited Partnership in Fox Sports Arizona (“Arizona”), and So Cal Media Holdings, LLC in Fox Sports West (“West”).

The changes in redeemable noncontrolling interests classified as Level 3 measurements for Cincinnati, Sun, St. Louis, Arizona, and West were as follows:

	For the Fiscal year ended June 30,
	2019	2018	2017
	(in thousands)
Beginning of year	$489,434	$539,628	$507,485
Net Income	77,647	76,106	92,513
Contributions	60,045	0	0
Distributions	(90,668)	(89,519)	(88,115)
Fair value adjustments	415,953	73,038	27,745
Redemption	(243,805)	(106,200)	0
Other/transfers	39,528	(3,619)	0
End of Period	$748,134	$489,434	$539,628

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

During the year ended June 30, 2019, the minority owners of two of our regional sports networks exercised their right to sell their entire interest to the Company for $243.8 million of which $168.1 million was paid with the remaining balance to be paid over a period of three years. As of June 30, 2019, $18.9 million is reflected within accrued expenses and other current liabilities and $56.8 million is reflected in non-current other liabilities.

During the year ended June 30, 2018 the minority owner of one of our regional sports networks redeemed a portion of their equity for a transaction price of $106.2 million, payable in four annual installments. As of June 30, 2019, $26.6 million is recorded within accrued expenses and other current liabilities and $53.1 million is recorded within non-current other liabilities.

The minority holders of Sunshine Holdco Corporation have the ability to sell the entirety of their non-controlling interest to the Company upon a change of control for a 30 day period beginning January 1, 2020 for $376 million. If the sale option is not exercised then TWDC shall have the right to require the minority owner to sell their interest in whole, but not in part, for $376 million. In May 2019, TWDC entered into an agreement that would result in a change in control which closed on August 23, 2019. Accordingly, as of June 30, 2019, the Company recorded the redeemable noncontrolling interest at $382.1 million, which includes the $376 million sale price plus $6.1 million related to undistributed noncontrolling interest net income earned during the twelve months ended June 30, 2019. In connection with this adjustment, the noncontrolling interest was reclassified from Equity to Redeemable Noncontrolling Interest.

The minority holders of Fox Sports Net West LLC have the ability to sell the certain equity interests to the Company for $280 million plus the net present value of future profit distributions anticipated between the exercise date and the end of the 2032 MLB season, subject to certain adjustments. In July 2019, the put option was exercised for $366 million. After the exercise of the put option on a portion of the non-controlling interests, the minority interest holder continues to own a 25% non-controlling interest in Fox Sports New West LLC through the end of the 2030 Major League Baseball season.

NOTE 8. RELATED-PARTY TRANSACTIONS

In the ordinary course of business, the Company enters into transactions with related parties, including subsidiaries and affiliate entities of TFCF prior to the Merger and TWDC post-Merger. In addition, certain affiliate contracts require management to allocate affiliate fees on a pro rata basis. The related‐party balances that are reflected in Due from affiliates and Due to affiliates in the Combined Balance Sheets are all intercompany transactions that are expected to be cash settled. All other related‐party balances that are not expected to be cash settled are reflected as a component of the Net parent investment in the Combined Balance Sheets and are reflected in the Combined Statements of Cash Flows as a financing activity. The components of the net transfers to and from TFCF and TWDC are as follows:

	For the Fiscal year ended June 30,
	2019	2018	2017
	(in thousands)
General financing activities (a)	$(437,335)	$(1,097,587)	$(1,470,067)
Corporate allocations	77,139	78,966	68,414
Management allocations, net (b)	24,446	20,104	19,946
Net change in Net parent investment	$(335,750)	$(998,517)	$(1,381,707)
________________________________

(a) The nature of activities included in the line item General financing activities includes financing activities for capital transfers, cash sweeps, dividends, other treasury services and direct corporation expenses.
(b) This amount represents the total Houston Technical Operations (a division of ARC holdings, Ltd.) income statement that was allocated to the individual RSN entities.

In accordance with the respective master contributions and allocation agreements between the Company and the third‐party minority owners, TWDC is entitled to fees for technical operations (“Tech Ops Fees”) and shared service functions (“Service Fees”) currently provided to the Company and the third-party minority owners. Tech Ops Fees for the fiscal years ended June 30, 2019, 2018 and 2017 are $22.0 million, $19.5 million and $18.7 million, respectively, and were included in the Combined Statements of Income in Programming and production. Service Fees for the fiscal years ended June 30, 2019 and

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

2018 of $12.2 million, $11.2 million and $10.7 million, respectively, were recorded in the Combined Statements of Income in Selling, general and administrative expenses.

Corporate allocations

TFCF up to the Merger provided services to and funded certain expenses for the Company, such as real estate and occupancy costs and employee benefits. These amounts have been previously allocated to the Company. In addition, the Company’s Combined Financial Statements include general corporate expenses of TFCF which were not historically allocated to the Company for certain support functions that are provided on a centralized basis within TFCF and not recorded at the business unit level, such as expenses related to finance, legal, insurance, information technology, compliance and human resources management activities, among others (“Corporate Allocations”).

Post-Merger, the company has been responsible for carrying out its own support functions or has been separately invoiced for services provided by TWDC and New Fox under the applicable transition services agreements. During this period, TWDC, as a result of undertakings entered into in connection with the DOJ’s consent decree, had limited decision-making authority over the Company. Accordingly, there were no specific allocations from TWDC or New Fox for the post-Merger period of March 20 to June 30, 2019. The company instead estimated the corporate allocation for post-Merger period by using an annualization approach based on the nine-month period ended March 31, 2019 to approximate corporate support costs.

For purposes of these Combined Financial Statements, the Corporate Allocations have been allocated to the Company. These expenses have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues, headcount or other relevant measures of the Company. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocating the Corporate Allocations are reasonable. Nevertheless, the Combined Financial Statements may not include all of the actual expenses that would have been incurred and may not reflect the Company’s results of operations, financial position and cash flows had it been a standalone company during the periods presented. Actual costs that would have been incurred if the Company had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. For the purposes of these Combined Financial Statements, the Corporate Allocations recorded for the fiscal years ended June 30, 2019, 2018 and 2017 of $77.1 million, $79.0 million and $68.4 million, respectively, were recorded in the Combined Statements of Income in Selling, general and administrative expenses.

Management allocations and corporate allocations were recorded with an offset to Net parent investment in the Combined Balance Sheets.

Related‐party debt

Regional Management

In order to help with the funding of the Company prior to its sale by TWDC, TWDC provided short-term cash funding of $200.0 million in March 2019 to assist the Company with short-term cash flow, since the Company had cash previously centrally managed by TFCF prior to the Merger. Regional Management has accounted for such funding as short-term related-party debt. The maturity date is one year after issuance, but it is intended to be paid off prior to maturity.

As of June 30, 2019, FSN has paid down all but $29.7 million of remaining funding. The short-term loan was subject to a 3.39% interest rate as of the reporting date. The remainder of the funding was paid in July 2019.

Program rights

Costs incurred in acquiring program rights are capitalized and amortized over the license period or projected useful life of the programming. Certain professional baseball teams own noncontrolling interests in certain subsidiaries of the Company, and the Company pays licenses fees to these teams under long-term contracts for the right to broadcast their games. See Note

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

1 Organization and Description of Business. Program rights fees paid by the Company to the teams, in total, were $324.0 million, $270.6 million, and $277.6 million for the fiscal years ended June 30, 2019, 2018, and 2017, respectively. Individually none of the amounts are material to the respective parties.

NOTE 9. INCOME TAXES

As mentioned in Note 2, the income tax provision in the Combined Financial Statements of operations has been calculated as if the member in the combined financial statement filed separate tax returns and was operating as a stand-alone business. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of the Company’s actual tax balances.

Income before income tax benefit (expense) was attributable to the U.S. jurisdiction. Significant components of the Company’s provision for income taxes were as follows:

	For the years ended June 30,
	(in thousands)
	2019	2018	2017
Current:
U.S.
Federal	$ 103,029	$ 283,011	$ 363,484
State & Local and Other	74,536	94,776	97,449
Total current	$ 177,565	$ 377,787	$ 460,933

Deferred:
Total deferred	2,931	(47,680)	27,504
Total provision for income tax	$ 180,496	$ 330,107	$ 488,437

The reconciliation of income tax computed at the statutory rate to income tax benefit (expense) was:

	For the years ended June 30,
	2019	2018	2017

U.S. federal income tax rate	21.00%	28.06%	35.00%
State and local taxes	2.62%	2.53%	2.33%
Domestic production activities deduction	0.00%	-1.93%	-2.53%
Adjustments for Tax Matters, net	0.78%	-0.06%	-0.08%
Other	-0.21%	0.68%	1.01%
Removal of Noncontrolling Interest	-1.77%	-2.01%	-2.38%
Federal & State Return to Provision (a)	-8.50%	0.00%	0.00%
Impact of US Tax Reform (b)	0.00%	-5.08%	0.00%
Effective tax rate	13.92%	22.19%	33.35%

(a)	Benefit relates to an accounting method change filed with the FY18 tax return to report amortization expense of an IRC Section 197 intangible not previously claimed for tax reporting purposes.

(b)	See Note 2 – Summary of Significant Accounting Policies under the heading “U.S. Tax Reform”.

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

The following is a summary of the components of the deferred tax accounts:

	For the years ended June 30,
	(in thousands)
	2019	2018
Deferred tax assets:
Bad Debt & Other Various Reserves	$4,811	$3,311
Accrued Liabilities	1,235	963
Other	281	343
Total deferred tax assets	$6,327	$4,617

Deferred tax liabilities:
Sports rights contract	(46,751)	(22,189)
Basis difference and depreciation	(61,078)	(102,564)
Total deferred tax liabilities	$(107,829)	$(124,753)
Net deferred tax asset (liability) before valuation allowance	(101,502)	(120,136)
Less: valuation allowance	-	-
Total net deferred tax liabilities	$(101,502)	$(120,136)
The following table sets forth the change in the uncertain tax positions, excluding interest and penalties:

	For the years ended June 30,
		(in thousands)
	2019	2018	2017
Balance, beginning of period	$ 224,698	$ 178,426	$ 127,673
Additions for prior year tax positions	-	-	-
Additions for current year tax positions	37,128	49,138	50,753
Reduction for prior year tax positions	-	(2,866)	-
Balance, end of period	$ 261,826	$ 224,698	$ 178,426
The Company recognizes interest and penalty charges related to uncertain tax positions as income tax benefit (expense). The Company recorded liabilities for accrued interest of $31.3 million and $17.4 million as of June 30, 2019 and 2018, respectively, and also recorded $13.9 million, $7.9 million and $4.9 million as interest expense in each of the three fiscal years 2019, 2018 and 2017.
The Company is subject to tax in various domestic jurisdictions and, as a matter of ordinary course, the Company is regularly audited by federal and state tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not anticipate that the resolution of these pending tax matters will have a material adverse effect on its financial condition, future results of operations or liquidity. As of June 30, 2019 and 2018, $14.7 million and $14.5 million, respectively would affect the Company’s effective income tax rate, if the Company’s position with respect to the uncertainties is sustained. The Company expects a reduction of $156.0 million in its uncertain tax positions in connection with an accounting method change that was approved by the Internal Revenue Service on September 17, 2019.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Equity purchase arrangements that are exercisable by the counterparty to the agreement, and that are outside the sole control of the Company, are accounted for in accordance with ASC 480 and are classified as Redeemable noncontrolling interests in the Combined Balance Sheets. Other than the arrangements classified as Redeemable noncontrolling interests, the Company

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

is also a party to other purchase and sale arrangements which will become exercisable at various points in time. However, these arrangements are currently either not exercisable in the next twelve months or are not material.

Operating lease obligations

The Company leases office facilities under various operating leases expiring through September 30, 2026. Operating lease expense of $7.1 million, $6.7 million and $6.7 million was recorded for the fiscal years ended June 30, 2019, 2018 and 2017, respectively.

Following is a summary of future minimum payments under operating leases that have initial terms in excess of one year as of June 30, 2019:

Fiscal Year ending June 30,	(In thousands)
2020	$7,392
2021	7,607
2022	5,274
2023	3,191
2024	2,860
Thereafter	4,285
Total Minimum Lease Payments	$30,609

Other Contractual Obligations

The Company is contractually obligated to make payments to purchase programming rights. Annual non‐cancellable payments relating to these commitments as of June 30, 2019, are as follows:

Fiscal year ending June 30,	(in thousands)
2020	$1,761,600
2021	1,779,063
2022	1,581,616
2023	1,412,848
2024	1,312,097
Thereafter	8,548,390
Total other contractual obligations	$16,395,614

NOTE 11. ADDITIONAL FINANCIAL INFORMATION

Other liabilities

TFCF acquired STO in fiscal 2013 by providing an up‐front payment of $130.0 million, and deferred purchase price payments totaling $157.9 million (“Purchase Price Liability”). As part of the acquisition, the Company was obligated to pay a portion of the purchase price in semi-annual installments through 2027. On the acquisition date, the deferred purchase price was reflected at fair value utilizing a discount rate of 6.1%. As of June 30, 2019, and June 30, 2018, the short-term portion of the Purchase Price Liability was $9.0 million and $6.5 million, respectively, recorded within Accrued expenses and other current liabilities. As of June 30, 2019, and June 30, 2018, the long-term portion of the Purchase Price Liability was $86.8 million and $90.0 million, respectively, recorded as Other liabilities. Interest expense of $5.8 million, $5.8 million and $5.7 million relating to the Purchase Price Liability was recorded for the fiscal years ended June 30, 2019, 2018 and 2017,

FOX SPORTS NET, LLC AND RELATED BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS

respectively, as Other costs, net in the accompanying Combined Statements of Income. Also, in connection with the acquisition of STO, the Company entered into a profit participation interest arrangement whereby the sellers would receive 7% of excess cash flow generated by STO and Net Ohio. The short-term portion of the Profit Participation Liability is recorded within Accrued expenses and other current liabilities. The balance as of June 30, 2019 and June 30, 2018 was $8.1 million and $8.5 million, respectively. The long-term portion of the profit participation payments is recorded as Other liabilities. The balance as of June 30, 2019 and June 30, 2018 was $43.7 million and $46.2 million, respectively. Accretion expense and changes in the fair value of the Participation Interest Liability of $4.1 million, $8.3 million and $5.2 million of expense was recorded for the fiscal years ended June 30, 2019, 2018 and 2017, respectively as Other costs, net in the accompanying Combined Statements of Income.

Accrued expenses and other current liabilities

The following table sets forth a breakdown of the Company’s Accrued expenses and other current liabilities by type as of June 30, 2019 and June 30, 2018, as well as the relative percent of each Accrued expenses and other current liabilities type to total current liabilities:

	As of June 30,
	2019		2018
	(in thousands, except %)
Accrued payroll and bonus	$16,500	2.9%	$9,649	2.0%
Accrued sports rights and production costs	25,597	4.6%	19,972	4.1%
Deferred purchase price payments	62,555	11.1%	41,619	8.6%
Other income tax liability	175,484	31.3%	-	0.0%
Other	16,441	2.9%	9,790	2.0%
Total accrued expenses and other current liabilities	$296,577	52.8%	$81,030	16.7%

NOTE 12. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through October 21, 2019, the date the Combined Financial Statements were available for issuance, resulting in no impact on the Company’s Combined Financial Statements except for closing of the transactions (i) to sell the Company and (ii) to acquire the redeemable noncontrolling interest in Fox Sports Net West, LLC both as described in Note 7 – Fair Value Measurements.

On May 3, 2019, Sinclair. and TWDC announced that they have entered into a definitive agreement under which Sinclair will acquire the equity interests in the 21 RSNs and Related Businesses in exchange for the Sinclair Sale Price. The transaction closed on August 23, 2019. As a result of this change in control, the minority owners of Sunshine Holdco Corporation have the ability to sell the entirety of their equity interest to the Company for $376 million during the 30-day period starting January 2, 2020. See Footnote 7 – Fair Value Measurements.